                                                                     EXHIBIT 2.2
                                                                     -----------





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                                MERGER AGREEMENT

                                  BY AND AMONG

                         SERVICESOFT TECHNOLOGIES, INC.


                         SERVICESOFT ACQUISITION CORP.


                                      AND

                       INTERNET BUSINESS ADVANTAGES, INC.




                         DATED AS OF DECEMBER 17, 1999





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



                                TABLE OF CONTENTS



                                                                            PAGE



Section 1.  Definitions........................................................1

Section 2.  Basic Transaction..................................................4

         2.1      The Merger...................................................4

         2.2      The Closing..................................................4

         2.3      Actions at the Closing.......................................4

         2.4      Effect of Merger.............................................4

         2.5      Surrender of Certificates....................................7

         2.6      No Further Ownership Rights in Company Capital Stock.........8

         2.7      Lost, Stolen or Destroyed Certificates.......................9

         2.8      New Purchaser Employees......................................9

         2.9      Tax and Accounting Consequences..............................9

         2.10     Exemption from Registration..................................9

         2.11     Escrow Fund..................................................9

         2.12     Taking of Necessary Action; Further Action...................9

Section 3.  Representations and Warranties of the Company......................9

         3.1      Organization, Qualification, and Corporate Power............10

         3.2      Authorization...............................................10

         3.3      Noncontravention............................................10

         3.4      Capitalization..............................................10

         3.5      Subsidiaries................................................11

         3.6      Title to Assets.............................................11

         3.7      Company Financial Statements................................11

         3.8      Events Subsequent to Most Recent Fiscal Year End............12

         3.9      Absence of Undisclosed Liabilities..........................13

         3.10     Legal Compliance............................................13

         3.11     Litigation..................................................14

         3.12     Licenses and Permits........................................14

         3.13     Tax Matters.................................................14

         3.14     Certain Agreements Affected by the Merger...................15

         3.15     Real Property...............................................15

         3.16     Intellectual Property.......................................16

         3.17     Contracts...................................................18

         3.18     Accounts Receivable.........................................20

         3.19     Accounts Payable............................................20

         3.20     Insurance...................................................20

         3.21     Product and Services Warranties.............................20

         3.22     Employment Matters..........................................20

         3.23     Employees...................................................21

         3.24     Employee Benefits...........................................21

         3.25     Environmental Matters.......................................22

         3.26     Related Party Transactions..................................22

         3.27     Year 2000 Compliance........................................22

         3.28     Brokers' Fees...............................................23

         3.29     Banks.......................................................23

         3.30     Restrictions on Business Activities.........................23

         3.31     Accounting and Tax Matters..................................23

         3.32     Company Action..............................................23

         3.33     Books and Records...........................................23

         3.34     Customers...................................................23

         3.35     Suppliers...................................................23

         3.36     Disclosure..................................................24

Section 4.  Representations and Warranties of the Purchaser and the
         Transitional Subsidiary..............................................24

         4.1      Organization, Qualification, and Corporate Power............24

         4.2      Authorization...............................................24

         4.3      Noncontravention............................................24

         4.4      Capitalization of the Purchaser.............................25

         4.5      Purchaser Shares............................................25

         4.6      Capitalization of the Transitional Subsidiary...............25

         4.7      Subsidiaries................................................25

         4.7      Subsidiaries TC "4.7 Subsidiaries" \l "2".  Section
                  4.7 of the Purchaser Disclosure Schedule sets forth
                  all Subsidiaries of the Purchaser...........................25

         4.8      Purchaser Financial Statements..............................25

         4.9      Purchaser Action............................................26

         4.10     Accounting and Tax Matters..................................26

         4.11     Litigation..................................................26

         4.12     Brokers' Fees...............................................26

         4.13     Absence of Undisclosed Liabilities..........................26

         4.14     Legal Compliance............................................27

         4.15     Tax Matters.................................................27

         4.16     Year 2000 Compliance........................................28

         4.17     Disclosure..................................................28

Section 5.  [Reserved.].......................................................29

Section 6.  Conditions to Obligation to Close.................................29

         6.1      Conditions to Obligation of the Purchaser and the
                  Transitional Subsidiary.....................................29

Section 7.  [Reserved.].......................................................31

Section 8.  Indemnification...................................................31

         8.1      Indemnification.............................................31

         8.2      Indemnification Claims......................................33

         8.3      Valuation...................................................34

         8.4      Stockholders' Agent.........................................35

         8.5      Limitations.................................................36

Section 9.  Miscellaneous.....................................................36

         9.1      Expenses....................................................36

         9.2      Press Releases, and Public Announcements....................36

         9.3      No Third-Party Beneficiaries................................36

         9.4      Entire Agreement............................................36

         9.5      Succession and Assignment...................................36

         9.6      Dispute Resolution..........................................36

         9.7      Counterparts................................................38

         9.8      Headings....................................................38

         9.9      Notices.....................................................38

         9.10     Further Assurances..........................................39

         9.11     Governing Law...............................................39

         9.12     Amendments and Waivers......................................39

         9.13     Severability................................................39

         9.14     Incorporation of Exhibits and Schedules.....................40

         9.15     Indemnification of Company Directors and Officers...........40

         EXHIBITS

         Exhibit A         Certificate of Merger

         Exhibit B         Escrow Agreement

         Exhibit C         Form of Purchaser Warrant

         Exhibit D         Opinion of Hale & Dorr LLP

         Exhibit E         Opinion of McDermott, Will & Emery



         SCHEDULES

         Schedule 2.4(e)   Note Holders

         Schedule 6.1(h)   Employees

                                                                     EXHIBIT 2.2
                                                                     -----------



                                MERGER AGREEMENT
                                ----------------

         This Merger Agreement is entered into as of December 17, 1999, by and among Internet Business Advantages, Inc., a Delaware corporation (the "COMPANY"), Servicesoft Technologies, Inc., a Delaware corporation (the "PURCHASER"), and Servicesoft Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Purchaser (the "TRANSITIONAL SUBSIDIARY"). The Company, the Purchaser and the Transitional Subsidiary are referred to together herein as the "PARTIES."

                                    RECITALS

         The Boards of Directors of each of the Company, the Purchaser and the Transitional Subsidiary believe it is in the best interests of their respective companies and the stockholders of their respective companies that the Company and the Transitional Subsidiary combine into a single company through the statutory merger of the Transitional Subsidiary with and into the Company (the "MERGER") and in furtherance thereof each has approved the Merger. This Agreement contemplates a transaction in which the Transitional Subsidiary shall merge with and into the Company and all of the issued and outstanding capital stock of the Company shall be converted into the right to receive shares of capital stock of the Purchaser at the rate set forth herein.

         The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   THE MERGER

         Section 1. DEFINITIONS

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY PREFERRED SHARES" means the shares of Series A Convertible Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED STOCK"), the Series B Convertible Preferred Stock, par value $.001 per share (the "SERIES B PREFERRED STOCK"), and the Series C Convertible Preferred Stock, par value $.001 per share (the "SERIES C PREFERRED STOCK"), of the Company.

         "COMPANY SHARES" means any shares of Common Stock, par value $.001 per share, of the Company.

         "CONVERTIBLE NOTES" means (i) the Convertible Demand Note, dated as of March 5, 1999, made to the order of Sigma Associates IV, L.P., in the principal amount of $222,418, (ii) the Convertible Demand Note, dated as of March 5, 1999, made to the order of Sigma Partners IV, L.P., in the principal amount of $851,360, (iii) the Convertible Demand Note, dated as of March 5, 1999, made to the order of Sigma Investors IV, L.P., in the principal amount of $26,222, (iv) the Convertible Demand Note, dated as of March 12, 1999, made to the order of Greylock Equity Limited Partnership, in the principal amount of $1,100,000, (v) the Demand Promissory Note, dated as of November 3, 1999, made to the order of Greylock Equity Limited Partnership, in the principal amount of $275,062.39,
(vi) the Demand Promissory Note, dated as of November 3, 1999, made to the order of Sigma Investors IV, L.P., in the principal amount of $2,297.35, (vii) the Demand Promissory Note, dated as of November 3, 1999, made to the order of Sigma Associates IV, L.P., in the principal amount of $20,955.12, and (viii) the Demand Promissory Note, dated as of November 3, 1999, made to the order of Sigma Partners IV, L.P., dated as of November 3, 1999, in the principal amount of $51,685.14.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INTELLECTUAL PROPERTY" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, service and production methodologies, processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "LIABILITY" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the properties, business, condition (financial or otherwise) or results of operations of the Company.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "NOTE HOLDERS" means Sigma Associates IV, L.P., Sigma Partners IV, L.P., Sigma Investors IV, L.P., and Greylock Equity Limited Partnership.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASER MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the properties, business, condition (financial or otherwise) or results of operations of the Purchaser or the Transitional Subsidiary.

         "PURCHASER SHARES" means any shares of Common Stock, par value $0.01 per share, of the Purchaser.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any lien, encumbrance, mortgage, pledge, or other security interest, excluding liens arising by operation of law for Taxes not yet due and payable.

         "SUBSIDIARY" means any corporation more than 50% of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by a specified Person (or a Subsidiary thereof) or any other entity otherwise controlled by or under common control with such Person.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and whether or not accrued on the Company Financial Statements (as defined in Section 3.7 hereof).

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 2. BASIC TRANSACTION.

         2.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement, the Transitional Subsidiary shall merge with and into the Company at the Closing Date (as defined in Section 2.4 hereof). The Company shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

         2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109-1775 on the date hereof (the "CLOSING DATE").

         2.3 ACTIONS AT THE CLOSING. At the Closing, (i) the Company will deliver to the Purchaser and the Transitional Subsidiary the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) the Purchaser and the Transitional Subsidiary will deliver to the Company the various certificates, instruments, and documents referred to in Section 6.2 below; (iii) the Transitional Subsidiary and the Company will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER"); (iv) the Purchaser shall deliver the Merger Consideration in the manner provided below in this
Section 2; and (v) the Company, the Stockholders' Agent (as defined in Section 8.4(a) hereof) and the Escrow Agent (as defined in Section 2.11 hereof) shall execute and deliver an Escrow Agreement in the form attached hereto as EXHIBIT B (the "ESCROW AGREEMENT") and the Purchaser shall deliver to the Escrow Agent a certificate for the Purchaser Shares being placed in escrow pursuant to Section
2.11 hereof.

         2.4 EFFECT OF MERGER.

                  (a) GENERAL. The Merger shall become effective at the Closing Date. The Merger shall have the effect set forth in this Agreement, the Certificate of Merger, and the General Corporation Law of the State of Delaware ("DELAWARE LAW"). Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, all the property, rights, privileges, powers and franchises of the Transitional Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Transitional Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Closing Date, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Transitional Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall read, as did the Certificate of Incorporation of the Transitional Subsidiary immediately prior to the Closing Date, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the identity of the incorporators shall be deleted.

                  (c) BY-LAWS. The By-Laws of the Surviving Corporation shall read, as did the By-Laws of the Transitional Subsidiary immediately prior to the Closing Date, except that the name of the corporation set forth therein shall be changed to the name of the Company.

                  (d) DIRECTORS AND OFFICERS. The directors and officers of the Transitional Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Closing Date (retaining their respective positions and terms of office) until their respective successors are duly elected and qualified.

                  (e) EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of the Purchaser, the Transitional Subsidiary, the Company or the holders of any of the Company's securities:

                           (i) CONVERSION OF THE COMPANY CAPITAL STOCK; MERGER
CONSIDERATION. Each Company Share issued and outstanding immediately prior to the Closing Date (other than the Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 2.11 hereof) such number of Purchaser Shares as is equal to the Conversion Ratio (as defined below) for such share. The "CONVERSION Ratio" shall initially be the result obtained by dividing (i) 1,195,761 (the "TOTAL PURCHASER SHARES") by (ii) the sum of (x) the number of Company Shares issued and outstanding, (y) the number of Company Shares issuable upon exercise of outstanding options to purchase Company Shares, whether vested or unvested ("OPTIONS"), and warrants to purchase Company Shares, including without limitation any warrants held by the Note Holders pursuant to the terms of the Convertible Notes ("WARRANTS") and (z) the number of Common Shares issuable upon conversion of the Company Preferred Shares and any other convertible or exchangeable securities of the Company, all of which will be determined immediately prior to the Closing Date. The Conversion Ratio shall be subject to adjustment as follows: (i) the Total Purchaser Shares shall be reduced by the number of Purchaser Shares issued by the Purchaser to the Note Holders pursuant to Section 2.4(e)(iv) hereof; (ii) the Total Purchaser Shares shall be reduced by the number of Purchaser Shares issued to Chester S. Barnard, Jr., the Company's President and Chief Executive Officer (the "CEO"), pursuant to Section 2.4(e)(vii) hereof; and (iii) the Total Purchaser Shares shall be reduced by the number of Purchaser Shares to be issued to Burt Rubenstein, the Company's founder and Chief Technology Officer (the "CTO") pursuant to Section 2.4(e)(viii) hereof. Stockholders of record of the Company (the "STOCKHOLDERS") shall be entitled to receive 90% (rounded up to the next whole share) of the Purchaser Shares into which their Company Shares were converted pursuant to this
Section 2.4(e) (the "INITIAL SHARES"). The balance of the Purchaser Shares into which their Company Shares were converted pursuant to this Section 2.4(e), plus the aggregate number of Purchaser shares to be deposited under the Escrow Agreement as set forth in Section 2.4(e)(iv) hereof (the "ESCROW SHARES"), shall be deposited in escrow pursuant to Section 2.11 in accordance with the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "MERGER CONSIDERATION."

                           (ii) CANCELLATION OF COMPANY CAPITAL STOCK OWNED BY
THE COMPANY. At the Closing Date, all shares of Company capital stock that are owned by the Company as treasury stock immediately prior to the Closing Date shall be cancelled and extinguished without any conversion thereof.

                           (iii) CONVERSION OF CAPITAL STOCK OF TRANSITIONAL
SUBSIDIARY. At the Closing Date, each share of common stock, par value $.01 per share, of the Transitional Subsidiary issued and outstanding immediately prior to the Closing Date shall be converted into and thereafter evidence one hundred
(100) shares of common stock, par value $.01 per share, of the Surviving Corporation.

                           (iv) ASSUMPTION OF CONVERTIBLE NOTES. At the Closing
Date, the Purchaser shall issue to each Note Holder as consideration for the assumption and cancellation of the Convertible Notes, the number of Purchaser Shares as set forth opposite such Note Holder's name on SCHEDULE 2.4(E) attached hereto under the heading, "Purchaser Shares Delivered at Closing"; the number of Purchaser shares as set forth opposite such Note Holder's name on SCHEDULE 2.4(E) attached hereto under the heading, "Purchaser Shares Held in Escrow," shall be deposited in escrow pursuant to SECTION 2.11 hereof in accordance with the Escrow Agreement.

                           (v) ASSUMPTION OF OPTIONS. At the Closing Date, each
outstanding Option will be assumed by the Purchaser. Each such Option so assumed by the Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable under such Option immediately prior to the Closing Date, except that (A) such Option will be exercisable for that number of Purchaser Shares equal to the product of the number of Company Shares that were issuable upon exercise of such Option immediately prior to the Closing Date multiplied by the Conversion Ratio and rounded down to the nearest whole number of Purchaser Shares, and (B) the per share exercise price for the Purchaser Shares issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such Option was exercisable immediately prior to the Closing Date by the Conversion Ratio, rounded up to the nearest whole cent. As soon as practicable and after the Closing Date, the Purchaser will issue to each person who immediately prior to the Closing Date was a holder of an outstanding Option, a document in form and substance satisfactory to the Company evidencing the foregoing assumption of such Option by the Purchaser.

                           (vi) REPLACEMENT OF WARRANTS. At the Closing Date,
all outstanding Warrants will be replaced by the Purchaser. Each such Warrant so replaced by the Purchaser under this Agreement shall have, and be subject to, the terms and conditions as set forth in the form of Purchaser Warrant attached hereto as EXHIBIT C (the "Purchaser Warrant"), except that (A) such replaced Warrant will be exercisable for the number of whole Purchaser Shares equal to the product of the number of Company Shares that were issuable upon exercise of such replaced Warrant immediately prior to the Closing Date multiplied by the Conversion Ratio and rounded down to the nearest whole number of Purchaser Shares, and (B) the per share exercise price for all Purchaser Shares issuable upon exercise of such replaced Warrant will be equal to the quotient determined by dividing the exercise price per Company Share at which such replaced Warrant was exercisable immediately prior to the Closing Date by the Conversion Ratio, rounded up to the nearest whole cent. As soon as practicable after the Closing Date, the Purchaser will issue to each person who, immediately prior to the Closing Date, was a holder of an outstanding Warrant, a new Purchaser Warrant.

                           (vii) ASSUMPTION OF CERTAIN OBLIGATIONS: CEO SHARES.
At the Closing Date, the Purchaser shall issue to the CEO 48,780 Purchaser Shares as consideration in full for the assumption and cancellation of the $200,000 buyout set forth in that certain Change-of-Control Agreement by and between the Company and the CEO, dated as of April 26, 1999.

                  (viii) ASSUMPTION OF CERTAIN OBLIGATIONS: CTO SHARES. At the Closing Date, the Purchaser will enter into a Letter Agreement with the CTO, pursuant to which the Purchaser shall agree to issue twenty thousand (20,000) Purchaser Shares to the CTO, subject to the terms and conditions set forth therein. In the event that, the Purchaser is not obligated to issue any such Purchaser Shares to the CTO as set forth therein, such unissued Purchaser Shares shall be distributed by the Purchaser to certain employees and consultants retained by the Surviving Corporation pursuant to Section 6.1(h) hereof and then in continuing employment with the Surviving Corporation, as identified by the CEO and Christopher Butler, President and Chief Executive Officer of the Purchaser, acting jointly, in their sole discretion.

                  (ix) DISSENTERS' RIGHTS. Any holder of any of the Company Shares who has not voted such shares for approval of the Merger (the "DISSENTING SHARES") and with respect to which such holder shall become entitled to exercise dissenters' rights in accordance with Delaware Law (a "DISSENTING STOCKHOLDER") will not have the right to receive any Merger Consideration but such right shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. The Company agrees that, except with the prior written consent of the Purchaser or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each Dissenting Stockholder who, pursuant to the applicable provisions of Delaware Law, becomes entitled to payment of the fair market value for shares of Company capital stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If after the Closing Date any Dissenting Shares shall lose their status as Dissenting Shares, the Purchaser shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing Company Shares, the number of Purchaser Shares to which such stockholder would otherwise be entitled under this Section 2.4 less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund (as defined in Section 2.11 hereof) in respect of such Purchaser Shares pursuant to Section
2.11 hereof.

         2.5 SURRENDER OF CERTIFICATES.

                  (a) PURCHASER TO PROVIDE COMMON STOCK. At the Closing, (i) the Purchaser shall deliver to the Company the Purchaser Shares issuable pursuant to
Section 2.4(e) hereof in exchange for all Company Shares outstanding immediately prior to the Closing Date less the number of Purchaser Shares to be deposited into the Escrow Fund pursuant to Section 2.11 hereof, and (ii) the Company will deliver certificates representing all issued and outstanding Company Shares to the Purchaser for cancellation.

                  (b) EXCHANGE PROCEDURES. Upon surrender of a certificate or certificates which immediately prior to the Closing Date represented outstanding Company Shares (each, a "CERTIFICATE") for cancellation at the Closing or to such agent or agents as may be appointed by the Purchaser, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Purchaser Shares less the number of Purchaser Shares to be deposited in the Escrow Fund on such holder's behalf pursuant to
Section 2.11
hereof, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Closing Date, represented Company Shares will be deemed from and after the Closing Date, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full Purchaser Shares into which such shares of the Company capital stock shall have been so converted. As soon as practicable after the Closing Date, and subject to and in accordance with the provisions of
Section 2.11 hereof, the Purchaser shall cause to be distributed to the Escrow Agent for purposes of the Escrow Fund a certificate or certificates representing the Escrow Shares which shall be registered in the names of the Stockholders who otherwise would receive them pursuant to this Agreement.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Purchaser Shares with a record date after the Closing Date will be paid to the holder of any unsurrendered Certificate with respect to Purchaser Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Purchaser Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Closing Date theretofore payable (but for the provisions of this Section 2.5) with respect to such Purchaser Shares.

                  (d) TRANSFERS OF OWNERSHIP. If any certificate for Purchaser Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Purchaser Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Purchaser or any agent designated by it that such tax has been paid or is not payable.

                  (e) DISSENTING SHARES. The provisions of this Section 2.5 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 2.5 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of Purchaser Shares to which such holder is entitled pursuant to Section 2.4(e) hereof.

         2.6 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All Purchaser Shares issued upon the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of such Company capital stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company capital stock which were outstanding immediately prior to the Closing Date. Each holder of a certificate representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Purchaser Shares as set forth herein.

         2.7 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof;

PROVIDED, HOWEVER, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.8 NEW PURCHASER EMPLOYEES. The Purchaser will offer employment with the Purchaser to such number of existing employees and consultants of the Company as the Purchaser deems necessary or desirable. The Purchaser shall allocate up to 398,587 Purchaser Shares or options (excluding the 20,000 Purchaser Shares to be issued to the CTO pursuant to Section 2.4(e)(viii) hereof) to purchase Purchaser Shares for issuance to such new employees in connection with their employment with the Purchaser.

         2.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code.

         2.10 EXEMPTION FROM REGISTRATION. The Purchaser Shares to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof.

         2.11 ESCROW FUND. At the Closing Date, the Escrow Shares registered in the names of the Stockholders and Note Holders who otherwise would receive them pursuant to this Agreement, shall be deposited with a banking or financial institution or other entity selected by the Purchaser with the reasonable consent of the Company as escrow agent (the "ESCROW AGENT"), such deposit to constitute the "ESCROW FUND" and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate the Purchaser and the Transitional Subsidiary pursuant to the indemnification obligations of the Stockholders and Note Holders. The adoption of this Agreement and the approval of the Merger by the Stockholders and Note Holders shall constitute approval of the indemnification provisions in Section 8 hereof and of the Escrow Agreement and all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in the Escrow Fund and the appointment of the Stockholders' Agent.

         2.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Transitional Subsidiary, the officers and directors of the Company, the Purchaser and the Transitional Subsidiary are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser and the Transitional Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

         3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under Delaware law. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction set forth in SECTION 3.1 of the Disclosure Schedule, which constitute all jurisdictions where such qualification is required (other than jurisdictions where the failure to be so qualified would not have a Material Adverse Effect). The Company has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Purchaser and the Transitional Subsidiary true and correct copies of the Certificate of Incorporation and By-Laws of the Company, each as amended to date (respectively, the "CHARTER" and "BY-LAWS"). The Company is not in violation of any material term of the Charter or By-Laws. The Company is not in violation of any term or provision of any agreement, instrument, judgment, license, order, statute, rule or government regulation applicable to it and to which it is a party, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.2 AUTHORIZATION. The Company has full power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the documents to be delivered hereunder by the Company have been duly authorized and approved by its Board of Directors and stockholders and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the documents to be delivered hereunder, and the transactions contemplated hereby and thereby. This Agreement constitutes, and the documents to be delivered hereunder when executed and delivered will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

         3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and each of the documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the Charter or By-Laws of the Company, (ii) violate any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Company is subject, (iii) except as set forth in SECTION 3.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, other than any such conflict, breach, default or acceleration, right or requirement that would not have a Material Adverse Effect, or (iv) result in the imposition of any Security Interest upon any of its assets. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency or authority in order for the Parties to consummate the transactions contemplated by this Agreement.

         3.4 CAPITALIZATION. The entire authorized capital stock of the Company consists of 5,000,000 shares of Company Shares, of which 851,209 shares are issued and outstanding; 928,394 shares of Series A Preferred Stock, of which 928,394 shares are issued and outstanding; 1,071,606 shares of Series B Preferred Stock, of which 1,071,606 shares are issued and outstanding; and 914,667 shares of Series C Preferred Stock, of which 914,667 shares are issued and outstanding. All of the issued and outstanding Company Shares and Company Preferred

Shares have been duly authorized, are validly issued, fully paid, and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and are held of record by the stockholders of the Company as set forth in SECTION 3.4 of the Disclosure Schedule. SECTION 3.4 of the Disclosure Schedule sets forth the name of each holder of Options or Warrants and the number of Company Shares that such Options or Warrants are exercisable for with respect to each holder, along with any applicable vesting schedule (including acceleration terms thereof) and exercise price. Except for 501,250 outstanding Options and 167,689 Warrants, as more fully detailed in SECTION 3.4 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible into any such capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company or restrictions on the transfer of the capital stock of the Company. The Company has no obligation to purchase, redeem or otherwise acquire any of its capital stock or any interests therein. There are no preemptive rights, first refusal rights, put or call rights or obligations or anti-dilution rights with respect to the capital stock of the Company. There are no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction.

         3.5 SUBSIDIARIES. Except as set forth in SECTION 3.5 of the Disclosure Schedule, the Company has no Subsidiaries. The Company does not control directly or indirectly and has no direct or indirect interest in any corporation, partnership, trust, joint venture or other business association.

         3.6 TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except as set forth in SECTION 3.6 of the Disclosure Schedule and for properties and assets disposed of in the ordinary course of business since the date of such Most Recent Balance Sheet. Such properties and assets constitute all property which is necessary to the business of the Company and all equipment included therein is in good condition (ordinary wear and tear excepted).

         3.7 COMPANY FINANCIAL STATEMENTS. SECTION 3.7 of the Disclosure Schedule sets forth the following financial statements (collectively, the "COMPANY FINANCIAL STATEMENTS"): (i) audited balance sheets and the related statements of income, stockholders' equity and cash flow as of and for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, certified by the independent certified public accountants of the Company (the December 31, 1998 fiscal year end is hereafter referred to as the "MOST RECENT FISCAL YEAR END") for the Company; and (ii) an unaudited balance sheet (the "MOST RECENT BALANCE SHEET") and the related statements of income, stockholders' equity and cash flow (the "MOST RECENT COMPANY FINANCIAL STATEMENTS") as of and for the nine months ended September 30, 1999 (the "MOST RECENT FISCAL MONTH END") for the Company. The Company Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly in all material respects the financial condition of the

Company as of such dates and the results of operations of the Company for such periods, and (iii) are consistent with the books and records of the Company (subject, in the case of the Most Recent Company Financial Statements, to normal year-end adjustments, adjustments to record deferred compensation and compensation expense associated with equity awards in 1999, and to the inclusion of footnotes not required in interim financial statements in conformity with
GAAP).

         3.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, the Company has operated in the normal and ordinary course and consistent with past practice and there have not been any events that, individually or in the aggregate, have had or could have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as set forth on SECTION 3.8 of the Disclosure Schedule, the Company has not:

                  (a) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (b) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (c) sold, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except for sales of inventory in the ordinary course of business, in customary quantities, and at prices and on terms consistent with past practice;

                  (d) merged or consolidated with or agreed to merge or consolidate with, or purchased or agreed to purchase any assets of, or otherwise acquired, any corporation, partnership, limited liability company or other business organization or division thereof;

                  (e) had any Security Interest placed upon any of its assets, tangible or intangible;

                  (f) failed to maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted;

                  (g) terminated or agreed to terminate any Material Contract (as defined in Section 3.17 below);

                  (h) failed to comply in all material respects with applicable laws, rules, regulations, and orders relating to its business, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments, and governmental charges imposed upon it or upon its property;

                  (i) forgiven or canceled any debts or claims, or waived any material rights;

                  (j) made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

                  (k) entered into, amended or terminated or agreed to enter into, amend or terminate any employment, bonus, incentive, severance or retirement contract, plan or arrangement, or increased or agreed to increase any salary or other form of compensation or benefits payable or to become payable to any employee;

                  (l) changed or authorized any change in its Charter or By-Laws or other governing instruments;

                  (m) suffered any loss of any significant independent contractor, customer or account of the Company (other than in the ordinary course of business or specific projects for customers);

                  (n) secured any obligation or liability to any of its officers, directors, stockholders or employees or made any loans or advances to any of its officers, directors, stockholders or employees except normal compensation and expense allowances payable to officers and employees;

                  (o) suffered any labor trouble or claim of unfair labor practices;

                  (p) suffered any material loss of personnel or made any change in the officers of the Company;

                  (q) made any change in accounting methods or practices;

                  (r) had any claim or dispute with any stockholder of the Company; or

                  (s) taken or omitted to take any action which could have a Material Adverse Effect.

         3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in SECTION
3.9 of the Disclosure Schedule, the Company has no Liability, except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business, and (iii) Liabilities incurred in the ordinary course of business and not required to be set forth in the Most Recent Balance Sheet.

         3.10 LEGAL COMPLIANCE. The Company conforms to and complies, and has complied, with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state and local governments and all agencies thereof). No notice from any governmental body or other person of any violation of any applicable laws has been received by the Company and the Company knows of no meritorious basis therefor. The Company has submitted or filed all reports and statements required by all applicable laws in a timely manner and all such reports and statements were true and correct when submitted or filed.

         3.11 LITIGATION. SECTION 3.11 of the Disclosure Schedule sets forth each instance in which the Company or any of its officers, employees or directors (in their capacity as such) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party, or to the knowledge of the Company is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
SECTION 3.11 of the Disclosure Schedule is likely to have a Material Adverse Effect. SECTION 3.11 of the Disclosure Schedule sets forth a description of all material litigation claims, proceedings or investigations involving the Company or any of its officers, employees, directors or stockholders in connection with the business of the Company occurring, arising or existing during the past three
(3) years. SECTION 3.11 of the Disclosure Schedule also sets forth all litigation that the Company has pending against other parties.

         3.12 LICENSES AND PERMITS. SECTION 3.12 of the Disclosure Schedule contains an accurate, correct and complete list of each license, permit, certificate, approval, exemption, registration or authorization, including any pending applications therefor, used by the Company in the conduct of its business (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Company threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The execution of this Agreement and the consummation of the transactions contemplated hereby will not alter or result in the termination or modification of any License or Permit. No violations have been recorded in respect of any Licenses and Permits, and the Company has no knowledge of any meritorious basis therefor.

         3.13 TAX MATTERS.

                  (a) Except where the failure to do so would not have a Material Adverse Effect, the Company has (i) timely and properly filed all Tax Returns it was required to file (and all such Tax Returns were correct and complete in all material respects), (ii) paid all Taxes owed by the Company (whether or not shown on any Tax Return), and (iii) properly made all required Tax estimates, deposits, prepayments and similar reports or payments for current periods. The Company is not the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Company, except as disclosed in SECTION 3.13 of the Disclosure Schedule, the Company is not delinquent in the filing of any Tax Return. To the knowledge of the Company, no claim is currently pending by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) The Company has received no notice of any adjustment of or deficiency for any Tax or claim for additional Taxes that has been asserted or assessed against the Company. The Company does not have any dispute with any taxing authority as to Taxes. There are no audit examinations being conducted or, to the knowledge of the Company threatened, and there is no deficiency or refund litigation or controversy in progress or, to the knowledge of the Company threatened, with respect to any Taxes previously paid by the Company or with respect to any Tax Returns previously filed by or on behalf of the Company.

                  (d) The Company has not been a United States real property holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has never been a member of an affiliate group of corporations filing a combined federal income Tax Return nor does the Company have any liability for Taxes of any other person under Treasury Regulations ss.1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. The Company is not a party to any tax sharing or allocation arrangement.

                  (f) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (g) The unpaid accrued Taxes of the Company (a) did not, as of the date of the Most Recent Company Financial Statements, exceed the reserve for Tax liability set forth on the Financial Statements, and (b) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the Company's past custom and practice in filing their Tax Returns.

         3.14 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Except as set forth in
SECTION 3.14 of the Disclosure Schedule attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.15 REAL PROPERTY.

                  (a) Neither the Company nor any of its predecessors own or have owned any real property.

                  (b) SECTION 3.15(b) of the Disclosure Schedule lists all real property leased to the Company. With respect to each such lease: (A) the lease is legal, valid, binding, enforceable, and in full force and effect, (B) the Company is not in breach or default under the lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, (C) the Company is the owner and holder of all the leasehold estates purported to be granted by each such lease, (D) the consummation of the transactions contemplated hereby, without the consent or approval of any party to the lease, will not constitute a breach of, violation, or default under any provision of the lease. The Company has delivered to the Purchaser true and correct copies of each lease listed in SECTION 3.15(b) of the Disclosure Schedule.

         3.16 INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the adequate right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted (other than with respect to "off-the-shelf" software which is generally commercially available to the public at retail). SECTION 3.16(A) of the Disclosure Schedule summarizes the Company's Intellectual Property that is material to the operation of the businesses of the Company as presently conducted, other than off the shelf software. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (b) To its knowledge, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company. The Company has not received notice of any such alleged infringement, misappropriation or conflict nor is there any reasonable basis for such assertion. To the knowledge of the Company, none of the items that are currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Intellectual Property owned or used by any other Person.

                  (c) SECTION 3.16(c) of the Disclosure Schedule identifies each patent, copyright or trademark registration which has been issued to the Company with respect to any of its Intellectual Property, and identifies each pending patent, copyright or trademark application or application for registration which the Company has made with respect to any of its Intellectual Property. True and correct copies of such registrations or applications, and any amendments thereto, have been delivered to the Purchaser. With respect to each item of Intellectual Property required to be identified in SECTION 3.16(c) of the Disclosure Schedule:

                           (i) the Company possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (ii) the item is not subject to any outstanding
injunction, judgment, order, decree, or ruling; and

                           (iii) no action, suit, proceeding, hearing,
investigation, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

                  (d) SECTION 3.16(d) of the Disclosure Schedule identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property. SECTION 3.16(D) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission in the conduct of its business. Except as set forth in SECTION 3.16(d) of the Disclosure Statement, the Company has not (i) licensed any Intellectual Property to any Person on an exclusive basis, (ii) entered into any covenant not to compete or (iii) entered into any contract limiting its ability to transact business in any market or geographical area or with any Person. True and correct copies of such licenses, and any amendments thereto, have been delivered to the Purchaser. With respect to each such item of used Intellectual Property required to be identified in SECTION 3.16(d) of the Disclosure Schedule:

                           (i) the license, sublicense, agreement, or permission
covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (ii) the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any such license, sublicense, agreement or permission;

                           (iii) the underlying item of Intellectual Property is
not subject to any outstanding injunction, judgment, order, decree, or ruling;
and

                           (iv) no action, suit, proceeding, hearing,
investigation, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

                  (e) The Company has taken steps required in accordance with normal business practices to establish and preserve its ownership and maintain the confidentiality and secrecy of all material Intellectual Property. Each current or former employee, independent contractor or consultant of the Company who was involved in or otherwise contributed to the development or creation of any Intellectual Property, or who had or has responsibility for coding the Company's products or who had or has access to source code or other proprietary product information of a similar nature has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, and the Company has not received notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with any former or present employee relating to proprietary information or assignment of inventions.

                  (f) To the knowledge of the Company, no current employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially impair the employee's ability to perform his or her duties as an employee of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such employee from assigning inventions to the Company.

                  (g) SECTION 3.16(g) of the Disclosure Statement identifies each contract to which the Company is a party as of the date hereof and pursuant to which the Company has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion of the source code of any Intellectual Property of the Company. No event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the required disclosure or delivery by the Company to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of Intellectual Property of the Company. Neither the execution of this Agreement nor the consummation of any of the transaction contemplated hereby would reasonably be expected to result in the required release or disclosure by the Company of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Intellectual Property of the Company.

         3.17 CONTRACTS. SECTION 3.17 of the Disclosure Schedule sets forth, as of the date hereof, a complete list of all contracts, commitments, agreements and understandings to which the Company is a party or is bound (with true and correct copies delivered to the Purchaser) which involve any of the following types of contracts (the "MATERIAL CONTRACTS"):

                  (a) any agreement for the purchase or sale of products or other personal property, or for the furnishing or receipt of services, in either case, that involves consideration in excess of $50,000;

                  (b) any agreement constituting a partnership, joint venture or similar arrangement, including any joint marketing or development contract currently in force under which the Company has continuing material obligations to jointly market any product, technology or service which may not be cancelled without penalty upon notice of thirty (30) days or less, or any contract pursuant to which the Company has continuing material obligations to jointly develop a product, technology or service that will not be owned, in whole or in part, by the Company and which may not be cancelled without penalty upon notice of ninety (90) days or less;

                  (c) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

                  (d) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (e) any agreement for the lease of real property;

                  (f) any agreement concerning noncompetition;

                  (g) any agreement with any of the Company's stockholders or their Affiliates;

                  (h) any contract or agreement with any employee, director, stockholder or consultant;

                  (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, employees or consultants;

                  (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees, stockholders or consultants;

                  (k) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes, without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants;

                  (l) any contract or agreement involving any royalty, potential commitment or payment by the Company in excess of $25,000 relating to the licensing, distribution, development, purchase, sale or servicing of its products or services or any of its Intellectual Property;

                  (m) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing by the Company or any pledge or security arrangement by the Company;

                  (n) any manufacturer, supply or development agreement;

                  (o) any agreement relating to the acquisition of assets, businesses or companies (whether by sale of assets, sale of stock, merger or otherwise);

                  (p) any customer contracts that are not made on a time and material basis and which have wage caps or fixed price provisions;

                  (q) any agreement for the development of Intellectual Property pursuant to which the Company provides services to any entities or in any areas on an exclusive basis;

                  (r) any contract or agreement imposing any restriction on the right or ability of the Company (A) to license any of the Intellectual Property of the Company to any Person, (B) to compete or (C) to transact business in any market or geographic area or with any Person; or

                  (s) any other material contract, commitment, agreement or understanding not executed in the ordinary course of business.

All Material Contracts are valid, binding and enforceable against the Company in accordance with their terms and are in full force and effect. The Company is not, and to the knowledge of the Company, none of the parties to any Material Contract are, in breach of, violation of, or in default under the terms of any such Material Contract. No event has occurred which with notice or passage of time or both would result in a breach of, violation of, or in default under, the terms of any Material Contract. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of, violation of, or default under any provision of any Material Contract. At the Closing, the Company shall deliver to the Purchaser any consents or approvals of any parties required with respect to the Material Contracts in connection with the transactions contemplated hereby.

         3.18 ACCOUNTS RECEIVABLE. Except as set forth in SECTION 3.18 of the Disclosure Schedule attached hereto, all accounts receivable of the Company (i) are reflected properly on its books and records, (ii) are valid and enforceable claims arising from bona fide transactions in the ordinary course of business subject to no asserted setoff or counterclaims, and (iii) are, to the Company's knowledge, collectable in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet. No account debtor is delinquent in its payment by more than sixty (60) days and no account debtor has refused or threatened to refuse to pay its obligations for any reason.

         3.19 ACCOUNTS PAYABLE. All accounts payable by the Company to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business.

         3.20 INSURANCE. SECTION 3.20 of the Disclosure Schedule sets forth a complete and correct list and summary description of all policies of liability, theft, fidelity, fire, product liability, workmen's compensation, indemnification of directors and officers and other similar forms of insurance (including the name of the carrier, coverage, premium and expiration date) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. Each such insurance policy is in full force and effect and neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. To the knowledge of the Company and the Stockholders, there is no threatened termination of any such policies or arrangements.

         3.21 PRODUCT AND SERVICES WARRANTIES. SECTION 3.21 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guaranties on any of the products or services that the Company distributes, services, markets, sells, manufactures, assembles or otherwise produces for itself, or customers or a third party (each such product or service shall be referred to herein as a "COMPANY PRODUCT").

         3.22 EMPLOYMENT MATTERS. The Company has paid or made provision for the payment of all salaries and wages accrued to or for the benefit of the employees and has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment and withholding of Taxes. The Company has withheld and paid to the appropriate governmental authority, or is holding for the payment not yet due to the authority, all amounts required by law or agreement to be withheld from the salaries or wages of the employees. The Company has made all payments and contributions required to be made on behalf of its employees, including workers' compensation and unemployment insurance. The Company is not a party to any collective bargaining agreement with respect to its employees. Upon termination of the employment or any consulting arrangement of any employees or independent consultants, the Company will not be obligated to provide advance notice of such termination or be liable to any such employees or consultants for so called "severance pay." No such severance pay will become due to any of the Company's employees or independent consultants as a result of or in connection with the transactions contemplated hereby. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.

         3.23 EMPLOYEES. SECTION 3.23 of the Disclosure Schedule identifies all of the Company's current employees and consultants and their annual compensation, including all bonuses and fringe benefits. No executive, key employee, or group of employees has given the Company written or formal oral notice that he or she intends to terminate employment with the Company. There is no current, written, unresolved grievance that is likely to have a Material Adverse Effect and no arbitration proceeding is pending or threatened and no claim therefor has been asserted. There is no unfair labor practice charge or complaint pending, or to the knowledge of the Company, threatened relating to the business of the Company. No union organizing or election activities involving any nonunion employees are in progress or threatened. There is no labor strike, slowdown, work stoppage or lockout in effect or, to the knowledge of the Company threatened against the Company nor has any such labor strike, slowdown, work stoppage or lockout occurred within the past three (3) years.

         3.24 EMPLOYEE BENEFITS.

                  (a) SECTION 3.24 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                           (i) Each such Employee Benefit Plan (and each related
trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) All required reports and descriptions have been
filed or distributed appropriately with respect to each such Employee Benefit Plan.

                           (iii) All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan or accrued in accordance with past custom and practice of the Company.

                           (iv) Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (v) No action, suit, proceeding, hearing, or
investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan, other than routine claims for benefits, is pending or threatened and the Company has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                  (b) No Employee Benefit Plan is a "multiple employer plan" or a "multiemployer plan," within the meaning of ERISA or the Code. Neither the Company nor any of its ERISA Affiliates (as defined below) has any direct or indirect, actual or contingent liability with respect to any partial or complete withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA) from any such multiemployer plan. For purposes of this Agreement, "ERISA AFFILIATE" means any entity (whether or not incorporated) which would be treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

         3.25 ENVIRONMENTAL MATTERS. To the best of the Company's knowledge, other than the kinds of hazardous materials and substances ordinarily used in an office setting, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and, other than as would ordinarily be expected in an office setting, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

         3.26 RELATED PARTY TRANSACTIONS. Except for compensation to regular employees of the Company or as set forth in SECTION 3.26 of the Disclosure Schedule, (i) no current or former director, officer or stockholder or any member of such director's, officer's or stockholder's immediate family or any person controlled by such director, officer or stockholder or his or her immediate family is presently, or during the last three fiscal years has been, a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or stockholder of the Company ), and
(ii) no current or former officer, director or stockholder or any member of such director's, officer's or stockholder's immediate family or any person controlled by such director, officer or stockholder or his or her immediate family is the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

         3.27 YEAR 2000 COMPLIANCE. All of Company Software is Year 2000 Compliant in all material respects. The term "COMPANY SOFTWARE" means all material computer software programs owned by the Company or developed for or licensed to its customers. The Company has no knowledge that any material third party software used in its operation of its business is not Year 2000 Compliant. The term "YEAR 2000 COMPLIANT" means, with respect to any software, such software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such software used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with such software being acquired, properly exchanges data/time data with it, provided that all hardware, applications and other systems used in conjunction with the Company Software correctly exchange date data with or provide data to such Company Software.

         3.28 BROKERS' FEES. The Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.29 BANKS. The Company has delivered to the Purchaser a complete and correct list of each bank in which it has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto.

         3.30 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting any current or future business practice of the Company or any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted by the Company.

         3.31 ACCOUNTING AND TAX MATTERS. Neither the Company, nor, to the knowledge of the Company, any of its Affiliates has taken any action which would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code.

         3.32 COMPANY ACTION. The Board of Directors of the Company, by special meeting of the Company's Board of Directors duly held and called, has (a) determined that the Merger is fair and in the best interests of the Company and its stockholders, (b) adopted this Agreement in accordance with the provisions of Delaware Law, and (c) directed that this Agreement and the Merger be submitted to the Company's stockholders for their adoption and approval and resolved to recommend that Company's stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         3.33 BOOKS AND RECORDS. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

         3.34 CUSTOMERS. Except as set forth in SECTION 3.34 of the Disclosure Schedule, there are no customers that accounted for more than five percent (5%) of the revenues of the Company taken as a whole, for the fiscal year ended December 31, 1998 and the nine-month period ended September 30, 1999.

         3.35 SUPPLIERS. SECTION 3.35 of the Disclosure Schedule sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company in excess of $50,000 for the fiscal year ended December 31, 1998 and the nine-month period ended September 30, 1999, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product or service with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. The Company believes it has good relations with all of its suppliers.

         3.36 DISCLOSURE. Neither this Agreement, the Disclosure Schedule nor any other document, certificate or written statement furnished to the Purchaser by or on behalf of the

Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in the light of the circumstances under which they were made.

         Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE TRANSITIONAL SUBSIDIARY. Each of the Purchaser and the Transitional Subsidiary represents and warrants to the Company that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "PURCHASER DISCLOSURE SCHEDULE").

         4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Purchaser and the Transitional Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Purchaser and the Transitional Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Purchaser and the Transitional Subsidiary has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Neither the Purchaser nor the Transitional Subsidiary is in violation of any material term of its respective Certificates of Incorporation or By-Laws, each as amended to date.

         4.2 AUTHORIZATION. Each of the Purchaser and the Transitional Subsidiary has full power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the documents to be delivered hereunder by the Purchaser and the Transitional Subsidiary have been duly authorized and approved by each such company's Board of Directors and stockholders, as applicable, and no other corporate proceedings on the part of the Purchaser or the Transitional Subsidiary are necessary to authorize this Agreement and the documents to be delivered hereunder, and the transactions contemplated hereby or thereby. This Agreement constitutes, and the documents to be delivered hereunder when executed and delivered will constitute, the valid and legally binding obligation of the Purchaser and the Traditional Subsidiary, enforceable in accordance with its terms.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and each of the documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the Purchaser's or the Transitional Subsidiary's respective Certificates of Incorporation, Charters or By-Laws, (ii) violate any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Purchaser or the Transitional Subsidiary is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser or the Transitional Subsidiary is a party or by which it is bound or to which any of its assets is subject, other than any such conflict, breach, default or acceleration, right or requirement that would not have a Purchaser Material Adverse Effect, or (iv) result in the imposition of any Security Interest upon either such company's assets. Neither the Purchaser nor the Transitional Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency or authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement, other than those which have been obtained or will have been obtained prior to the Effective Date.

         4.4 CAPITALIZATION OF THE PURCHASER. The entire authorized capital stock of the Purchaser consists of (i) 17,450,000 Purchaser Shares, of which 3,017,729 shares are issued and outstanding, (ii) 8,000,000 shares of Series H Convertible Preferred Stock, par value $.01 per share ("SERIES H PREFERRED"), of which 5,379,845 shares are issued and outstanding, (iii) 4,450,000 shares of Series I Convertible Preferred Stock, par value $.01 per share ("SERIES I PREFERRED"), of which 3,982,271 shares are issued and outstanding, (iv) one share of Series X Special Preferred Voting Stock, par value $.01 per share ("SERIES X PREFERRED"), which share is issued and outstanding, and (v) one share of Series Y Special Preferred Voting Stock, par value $.01 per share ("SERIES Y PREFERRED"), which share is issued and outstanding (the Series H Preferred, Series I Preferred, Series X Preferred and Series Y Preferred are herein collectively referred to as the "PURCHASER PREFERRED STOCK"). All of the issued and outstanding Purchaser Shares and shares of Purchaser Preferred Stock have been duly authorized, are validly issued, fully paid, and nonassessable. Other than set forth in the respective Certificates of Incorporation of the Purchaser and the Transitional Subsidiary and except as set forth in SECTION 4.4 of the Purchaser Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Purchaser to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible into any such capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Purchaser.

         4.5 PURCHASER SHARES. The Purchaser Shares to be issued to the Stockholders hereunder will, at the time of their issuance, be duly authorized and validly issued, fully paid and nonassessable and free and clear of any Security Interests.

         4.6 CAPITALIZATION OF THE TRANSITIONAL SUBSIDIARY. The entire authorized capital stock of the Transitional Subsidiary consists of 100 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and held by the Purchaser. The common stock of the Transitional Subsidiary represents the only class or series of capital stock of the Transitional Subsidiary entitled to vote on the adoption of this Agreement. Since the date of its incorporation, the Transitional Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement.

         4.7 SUBSIDIARIES. SECTION 4.7 of the Purchaser Disclosure Schedule sets forth all Subsidiaries of the Purchaser. The Transitional Subsidiary has no Subsidiaries.

         4.8 PURCHASER FINANCIAL STATEMENTS. SECTION 4.8 of the Purchaser Disclosure Schedule sets forth the following financial statements (collectively, the "PURCHASER FINANCIAL STATEMENTS"): (i) an unaudited consolidated balance sheet, and the related statements of operations, stockholders equity and cash flows as of and for the nine months ended September 30, 1999 (the "MOST RECENT PURCHASER FISCAL MONTH END") (the "INTERIM FINANCIALS"); and (ii) an audited balance sheet and the related statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 1998, certified by the independent certified public accountants of the Purchaser. The Purchaser Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby,
(ii) present fairly the financial condition of the Purchaser as of such dates and the results of operations of the Purchaser for such periods, and (iii) are consistent with the books and records of the Purchaser (subject, in the case of the Interim Financials, to normal year-end adjustments and to the inclusion of footnotes not required in interim financial statements in conformity with GAAP).

         4.9 PURCHASER ACTION. The Boards of Directors of each of the Purchaser and the Transitional Subsidiary, by special meeting of each such Board of Directors duly held and called, has (a) determined that the Merger is fair and in the best interests of the Purchaser, the Transitional Subsidiary and the respective stockholders of each and (b) adopted this Agreement in accordance with the provisions of Delaware Law, and the Purchaser's Board of Directors has directed that this Agreement and the Merger be submitted to the Purchaser's stockholders for their adoption and approval and resolved to recommend that the Purchaser's stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         4.10 ACCOUNTING AND TAX MATTERS. Neither the Purchaser, the Transitional Subsidiary nor, to the knowledge of the Purchaser and the Transitional Subsidiary, any of their respective Affiliates have taken any action which would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         4.11 LITIGATION. SECTION 4.11 of the Purchaser Disclosure Schedule sets forth each instance in which the Purchaser, the Transitional Subsidiary, or any of their respective officers, employees or directors (in their capacity as such)
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party, or to the knowledge of the Purchaser or the Transitional Subsidiary, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in SECTION 4.11 of the Purchaser Disclosure Schedule is likely to have a Purchaser Material Adverse Effect.
SECTION 4.11 of the Purchaser Disclosure Schedule sets forth a description of all material litigation claims, proceedings or investigations involving the Purchaser, the Transitional Subsidiary, or any of their respective officers, employees, directors or stockholders in connection with the business of the Purchaser or the Transitional Subsidiary occurring, arising or existing during the past three (3) years. SECTION 4.11 of the Purchaser Disclosure Schedule also sets forth all litigation that each of the Purchaser and the Transitional Subsidiary has pending against other parties.

         4.12 BROKERS' FEES. Neither the Purchaser nor the Transitional Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.13 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in SECTION
4.13 of the Purchaser Disclosure Schedule, neither the Purchaser nor the Transitional Subsidiary has any Liability, except for (i) Liabilities set forth in the Interim Financials, (ii) Liabilities which have arisen after the Most Recent Purchaser Fiscal Month End in the ordinary course of business, and

(iii) Liabilities incurred in the ordinary course of business and not required to be set forth in the Interim Financials.

         4.14 LEGAL COMPLIANCE. Each of the Purchaser and the Transitional Subsidiary conforms to and complies, and has complied, with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state and local governments and all agencies thereof). No notice from any governmental body or other person of any violation of any applicable laws has been received by either the Purchaser or the Transitional Subsidiary and neither the Purchaser nor the Transitional Subsidiary knows of any meritorious basis therefor. Each of the Purchaser and the Transitional Subsidiary have submitted or filed all reports and statements required by all applicable laws in a timely manner and all such reports and statements were true and correct when submitted or filed.

         4.15 TAX MATTERS.

                  (a) Except where the failure to do so would not have a Purchaser Material Adverse Effect, the Purchaser has (i) timely and properly filed all Tax Returns it was required to file (and all such Tax Returns were correct and complete in all material respects), (ii) paid all Taxes owed by the Purchaser (whether or not shown on any Tax Return), and (iii) properly made all required Tax estimates, deposits, prepayments and similar reports or payments for current periods. The Purchaser is not the beneficiary of any extension of time within which to file any Tax Return. To the Purchaser's knowledge, except as disclosed in SECTION 4.15 of the Purchaser Disclosure Schedule, the Purchaser is not delinquent in the filing of any Tax Return. To the Purchaser's knowledge, no claim is currently pending by an authority in a jurisdiction where the Purchaser does not file Tax Returns that the Purchaser is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Purchaser that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) The Purchaser has received no notice of any adjustment of or deficiency for any Tax or claim for additional Taxes that has been asserted or assessed against the Purchaser. The Purchaser does not have any dispute with any taxing authority as to Taxes. There are no audit examinations being conducted or, to the knowledge of the Purchaser threatened, and there is no deficiency or refund litigation or controversy in progress or, to the knowledge of the Purchaser threatened, with respect to any Taxes previously paid by the Purchaser or with respect to any Tax Returns previously filed by or on behalf of the Purchaser.

                  (d) The Purchaser has not been a United States real property holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) The Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Purchaser has never been a member of an affiliate group of corporations filing a combined federal income

Tax Return nor does the Purchaser have any liability for Taxes of any other person under Treasury Regulations ss.1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. The Purchaser is not a party to any tax sharing or allocation arrangement.

                  (f) The Purchaser has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that will be an "excess parachute payment" under Section 280G of the Code.

                  (g) The Purchaser has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Purchaser has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Purchaser has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (h) The unpaid accrued Taxes of the Purchaser (a) did not, as of the date of the Purchaser's Interim Financial Statements, exceed the reserve for Tax liability set forth on the Financial Statements, and (b) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the Purchaser's past custom and practice in filing their Tax Returns.

         4.16 YEAR 2000 COMPLIANCE. All of Purchaser Software is Year 2000 Compliant in all material respects. The term "PURCHASER SOFTWARE" means all material computer software programs, owned by the Purchaser or the Transitional Subsidiary or developed for or licensed to the customers of either company. Neither the Purchaser nor the Transitional Subsidiary has any knowledge that any material third party software used in its operation of its business is not Year 2000 Compliant. The term "YEAR 2000 COMPLIANT" means, with respect to any software, such software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such software used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with such software being acquired, properly exchanges data/time data with it, provided that all hardware, applications and other systems used in conjunction with the Purchaser Software currently exchange date data with or provide data to such Purchaser Software.

         4.17 DISCLOSURE. None of this Agreement, the Purchaser Disclosure Schedule or any other document, certificate or written statement furnished to the Company by or on behalf of the Purchaser or the Transitional Subsidiary in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in the light of the circumstances in which they were made.

         Section 5. [Reserved.]

         Section 6. CONDITIONS TO OBLIGATION TO CLOSE.

         6.1 CONDITIONS TO OBLIGATION OF THE PURCHASER AND THE TRANSITIONAL SUBSIDIARY. The obligation of the Purchaser and the Transitional Subsidiary to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date;

                  (b) COMPANY CONSENTS AND MATERIAL CONTRACTS. The Company shall have obtained all required third party consents shown on Section 6.1(b) of the Disclosure Schedule to the consummation of Merger, and no Material Contract shall have been terminated or be subject to termination in connection with the transactions contemplated hereby;

                  (c) GOVERNMENT APPROVAL. Each of the Purchaser and the Transitional Subsidiary shall have received all authorizations, consents, and approvals of governments and governmental agencies which shall include all consents required under applicable federal and state securities laws;

                  (d) NO ACTION. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Transitional Subsidiary to merge into the Company, or (D) affect adversely and materially the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, or ruling shall be in effect);

                  (e) LIENS. All of the assets used in the conduct of the business of the Company shall be free and clear of all Security Interests;

                  (f) CLOSING CERTIFICATE. The Company shall have delivered to the Purchaser and the Transitional Subsidiary a certificate, executed on its behalf by the President of the Company, to the effect that each of the conditions specified in this Section 6.1 is satisfied;

                  (g) GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchaser and the Transitional Subsidiary good standing certificates, certified as of a recent date, of the Secretary of State of the State of Delaware and each jurisdiction in which the Company is qualified to do business;

                  (h) RETAINMENT OF EMPLOYEES AND CONSULTANTS. The Surviving Company shall have retained (1) at least twenty-five (25) of those employees and consultants of the Company under the heading "Professional Services/Engineering Employees and Consultants" in SCHEDULE 6.1(h) attached hereto and, (2) those employees and consultants of the Company listed under the heading "The Identified Employees and Consultants" in SCHEDULE 6.1(h) attached hereto; PROVIDED, HOWEVER, that such employees and consultants identified in clause (2) shall be included in the aggregate twenty-five (25) employees pursuant to clause
(1) hereof. Each such employee
and consultant shall have entered into a standard form employee or consultant agreement of the Purchaser, as the case may be, containing confidentiality, inventions assignment and noncompetition provisions, as furnished to the Company;

                  (i) CONVERTIBLE SECURITIES. All securities convertible into or exchangeable or exercisable for Company Shares, including without limitation the Company Preferred Shares, shall have been converted into Company Shares (other than the Options and Warrants which shall have been assumed by the Purchaser pursuant to Sections 2.4(e)(v) and (vi) hereof);

                  (j) ACCRUED BENEFITS. The Company shall have fully paid any and all accrued but unpaid deferred compensation;

                  (k) ESCROW AGREEMENT. The Escrow Agreement shall have been executed by the parties thereto and the Escrow Agreement shall be in full force and effect on the Closing Date in accordance with its terms;

                  (l) OPINION. The Purchaser and the Transitional Subsidiary shall have received the opinion of Hale and Dorr LLP, addressed to the Purchaser and the Transitional Subsidiary and dated the Closing Date in the form attached to this Agreement as EXHIBIT C;

                  (m) DISSENTING SHARES. The number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding Company Shares as of the Closing Date;

                  (n) STOCKHOLDER APPROVAL. The Company shall have obtained the requisite approval of its stockholders of this Agreement and the Merger;

                  (o) GENERAL. All actions to be taken by the Company in connection with consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

         6.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 4 above shall be true and correct in all respects at and as of the Closing Date;

                  (b) THIRD PARTY CONSENTS. The Purchaser and the Transitional Subsidiary shall have obtained all required third party consents to the consummation of Merger;

                  (c) NO ACTION. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Transitional Subsidiary to merge into the Company, or

(D) affect adversely and materially the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, or ruling shall be in effect);

                  (d) CLOSING CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, executed on its behalf by the President of the Purchaser, to the effect that each of the conditions specified in this Section
6.2 is satisfied;

                  (e) GOOD STANDING CERTIFICATES. Each of the Purchaser and the Transitional Subsidiary shall have delivered to the Company good standing certificates, certified as of a recent date, of the Secretary of State of Delaware and each jurisdiction in which each of the Purchaser and the Transitional Subsidiary is qualified to do business;

                  (f) GOVERNMENT APPROVAL. The Company shall have received all authorizations, consents, and approvals of governments and governmental agencies, which shall include all consents required under applicable federal and state securities laws;

                  (g) ESCROW AGREEMENT. The Escrow Agreement shall have executed by the parties thereto and the Escrow Agreement shall be in full force and effect on the Closing Date in accordance with its terms;

                  (h) OPINION. The Company shall have received the opinion of McDermott, Will & Emery, addressed to the Company and dated the Closing Date in the form attached to this Agreement as EXHIBIT E;

                  (i) STOCKHOLDER APPROVAL. The Purchaser shall have obtained the requisite approval of its stockholders of this Agreement and the Merger; and

                  (j) GENERAL. All actions to be taken by the Purchaser and the Transitional Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company.

         Section 7. [Reserved.]

         Section 8. INDEMNIFICATION.

         8.1 INDEMNIFICATION.

                  (a) Each of the Stockholders and Note Holders severally on his, her or its behalf and on behalf of its successors, executors, administrators, estate, heirs and assigns (collectively, the "INDEMNIFYING HOLDERS") shall defend, indemnify and hold harmless the Purchaser, the Transitional Subsidiary, and each of their respective officers, directors, agents, representatives and employees, and such person who controls or may control the Purchaser or the Transitional Subsidiary within the meaning of the Securities Act (collectively, the "INDEMNIFIED PARTIES") in respect of, and against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "DAMAGES") incurred or suffered by the Indemnified Parties (i) resulting from, relating to or constituting any breach or default in connection with any representation, warranty, covenant or agreement of the Company contained in this Agreement, the Disclosure Schedule or any certificate, exhibit or schedule to this Agreement, (ii) for those expenses of the Company incurred in connection with the transactions contemplated hereby in excess of $150,000 that are not paid by the Stockholders (as described in Section 9.1 hereof) or (iii) for any failure by the Company or its wholly-owned subsidiary, Internet Security Advantages, Inc. ("ISA") to file with the Internal Revenue Service Form 5500 for the Company's and ISA's Code Section 125 "Cafeteria Plans." The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any breach or default in connection with any representation, warranty, covenant, agreement or other term contained in this Agreement, the Disclosure Schedule or any certificate, exhibit or schedule to this Agreement, and in no event shall any of the Indemnified Parties have any recourse against any of the assets of the Stockholders or Note Holders, other than the Escrow Shares, as a result of any breach or default under this Agreement, Disclosure Schedule or any certificate, exhibit or schedule to this Agreement.

                  (b) No Indemnifying Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach or default by the Company of any of its representations, warranties, covenants or agreements.

         No investigation made by or on behalf of the Purchaser and the Transitional Subsidiary with respect to the Company shall be deemed to affect the reliance by the Purchaser or the Transitional Subsidiary on the representations, warranties, covenants and agreements made by the Company contained in this Agreement and shall not be a waiver of the rights of the Purchaser or the Transitional Subsidiary to indemnity as herein provided for the breach or inaccuracy of, or failure to perform or comply with, any of the Company's representations, warranties, covenants or agreements under this Agreement; PROVIDED, HOWEVER, if any representations or warranty of the Company hereunder fails to be true and correct as of the Closing Date as a result of events that occur after the date of this Agreement and if such failure causes a condition to the Closing not to be satisfied, any election by the Purchaser and the Transitional Subsidiary to close notwithstanding such failure, PROVIDED that the Purchaser has knowledge that such representation or warranty is not true and correct, shall constitute a waiver of the applicable breach of representation or warranty. All representations and warranties set forth in this Agreement shall be deemed to have been made again by the Company at and as of the Closing. No performance or execution of this Agreement in whole or in part by any party hereto, no course of dealing between or among the Parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity, and no investigation by any party hereto shall operate as a waiver of any rights of such party.

         8.2 INDEMNIFICATION CLAIMS.

                  (a) In order to seek indemnification under this Section 8, an Indemnified Party shall give written notification (a "CLAIM NOTICE") to the Indemnifying Party, with a copy to the Escrow Agent, which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (b) below) in the amount of such Damages. If the matter involves a third party claim and within twenty
(20) days after receiving such notice the Indemnifying Party gives written notice to the Indemnified Party stating that (a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnified Party (subject to the consent of the Indemnified Party which consent shall not be unreasonably withheld) and the Indemnified Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; PROVIDED, HOWEVER, that the assumption of defense of any such matters by the Indemnified Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification; and PROVIDED FURTHER that the defense of any claim, liability or expense that may result in liability of both the Indemnified Party and Indemnifying Party shall be conducted jointly. The Indemnifying Party shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the Indemnified Party therefor will be fully satisfied. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; PROVIDED, HOWEVER, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party; and PROVIDED FURTHER that the parties shall fully defend claims, liabilities and expenses under the circumstances described above. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgement), such claim, liability or expense, PROVIDED that, if such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnified Party, the Indemnifying Party shall make available all information and assistance that the Indemnified Party may reasonably request and shall cooperate with the Indemnified Party in such defense.

                  (b) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Indemnified Party such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Indemnified Party such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 9.6 of this Agreement for the resolution of disputes.

                  (c) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Disclosure Schedule, the Purchaser Disclosure Schedule or any certificates, exhibits or schedules to this Agreement shall (a) survive the Closing and (b) shall, absent fraud, expire on the earlier of (i) the date one year following the Closing Date or (ii) the Purchaser's initial public offering of Purchaser Shares pursuant to an effective registration statement under the Securities Act or an acquisition of the Purchaser. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitely withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been so retained in escrow with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

         8.3 VALUATION. For purposes of determining the number of Escrow Shares which may be applied to satisfy an indemnification obligation pursuant to this
Section 8, the "VALUE" of one Escrow Share as of a particular date shall be the fair market value thereof (assuming the conversion into Common Stock of all shares of Preferred Stock of the Purchaser), as determined by mutual agreement of the Purchaser and the Stockholders' Agent (or, absent such agreement, by an independent investment banker selected by the Purchaser and the Stockholder's Agent); PROVIDED, that (i) if Purchaser Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Value on such date shall be equal to the average of the highest bid and lowest asked prices of such shares reported for the ten (10) days preceding such date for which such prices were reported, or (ii) if such shares are admitted to trading on a national securities exchange or the NASDAQ National Market System, the Value on such date shall be equal to the average of the last reported closing prices for such shares for the ten (10) days preceding such date for which such prices were reported on such exchange or system.

         8.4 STOCKHOLDERS' AGENT.

                  (a) For purposes of this Section 8 and the Escrow Agreement, in view of the fact that successful claims for indemnification will ultimately have the effect of reducing the number of shares issuable to the Stockholders and Note Holders, the Stockholders and Note Holders shall, prior to the Closing, appoint an agent (the "STOCKHOLDERS' AGENT") to serve as the representative and attorney-in-fact for and on behalf of the Stockholders and Note Holders, subject to the provisions of Sections 8.5(b), (c) and (d), below. The Stockholders' Agent shall be authorized to, for and on behalf of the Stockholders and Note Holders, give and receive notices and communications, authorize delivery to the Purchaser of Purchaser Shares or other property from the Escrow Fund in satisfaction of claims by the Purchaser, object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not fewer than ten (10) days' prior written notice to the Purchaser. No bond shall be required of the Stockholders' Agent. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Stockholders and Note Holders.

                  (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholders' Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

                  (c) The Stockholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d) A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Stockholders for whom Purchaser Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Stockholder and Note Holder, and the Escrow Agent and the Purchaser may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Stockholder and Note Holder. The Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         8.5 LIMITATIONS. Notwithstanding anything to the contrary herein, the Indemnified Parties should not be entitled to make any claims under this Section 8 or the Escrow Agreement unless, and to the extent that, the aggregate claims against the Indemnified Parties under this Section 8 exceed $100,000, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

         Section 9. MISCELLANEOUS.

         9.1 EXPENSES. Each of the Company, the Purchaser and the Transitional Subsidiary shall bear its own fees and expenses in connection with the negotiation, preparation and consummation of the transactions contemplated hereby; PROVIDED that to the extent that any fees or expenses incurred by the Company in connection with this transaction exceed $150,000, such excess amount shall be paid by the Stockholders.

         9.2 PRESS RELEASES, AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

         9.3 NO THIRD-PARTY BENEFICIARIES. Except as set forth in Section 5.8 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.4 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns and heirs. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         9.6 DISPUTE RESOLUTION.

                  (a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association ("AAA"). If AAA ceases operation, then the Parties shall select a comparable organization that provides qualified arbitration services. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

         The Parties covenant and agree that the arbitration hearing shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration hearing, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration hearing or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within three (3) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any finding of liability or award of damages. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

         The Parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party whether claimant or respondent) against any party to a proceeding. Any party failing or refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. Nothing in this Section 9.6 shall prohibit any party from proceeding in court without prior arbitration for the limited purpose of seeking a temporary or preliminary injunction to avoid immediate and irreparable harm. The provisions of this Section 9.6 shall be enforceable in any court of competent jurisdiction.

         Unless otherwise ordered, the Parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The Parties will share equally in the fees and expenses charged by AAA.

                  (b) Each of the Parties hereto irrevocably and unconditionally consents to the exclusive use of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 9.6(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other Parties hereto.

         9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.8 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.9 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.

         If to the Company:


                  Chester S. Barnard, Jr.
                  President and Chief Executive Officer
                  Internet Business Advantages, Inc.
                  300 Baker Avenue, Suite 203
                  Concord, MA  01742
                  Facsimile:  (978) 402-2099


         Copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA  02109
                  Attention:  Mark G. Borden
                  Facsimile:  (617) 526-5000

         If to the Purchaser and the Transitional Subsidiary:

                  Christopher Butler
                  President and Chief Executive Officer
                  Servicesoft Technologies, Inc.
                  Two Apple Hill Drive
                  Natick, MA  01760
                  Facsimile:  (508) 655-0473


         Copy to:

                  McDermott, Will & Emery
                  28 State Street
                  Boston, MA  02109-1775
                  Facsimile:  (617) 535-3800
                  Attention:  John J. Egan III, P.C.


         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.10 FURTHER ASSURANCES. Each party shall, upon request by the other and without further consideration, periodically execute and deliver such document and/or take such further action as reasonably may be requested in order to conclude fully the transactions and undertakings expressed in this Agreement.

         9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         9.12 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser, the Transitional Subsidiary and the Company. No waiver by any party of any default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.13 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules (including the Disclosure Schedule and the Purchaser Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.15 INDEMNIFICATION OF COMPANY DIRECTORS AND OFFICERS. The Purchaser agrees that all rights to indemnification and exculpation from liabilities for acts and omissions occurring at or prior to the Effective Date in favor of the current or former directors or officers of the Company, as such rights exist prior to the Closing Date pursuant to the Charter and/or By-Laws of the Company, shall be assumed by the Purchaser without further action as of the Closing Date, and shall continue in full force and effect in accordance with their terms, and the Purchaser shall honor all such rights. The provisions of this Section 9.15 are intended to be for the benefit of, and will be enforceable by, such directors or officers, and the heirs and representatives of each such director or officer.





                            [SIGNATURE PAGE FOLLOWS]

                                                                     EXHIBIT 2.2
                                                                     -----------


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     SERVICESOFT TECHNOLOGIES, INC.


                                     By: /s/ Christopher Butler
                                         ---------------------------------------
                                         Christopher Butler, President and Chief
                                         Executive Officer


                                     SERVICESOFT ACQUISITION CORP.


                                     By: /s/ Christopher Butler
                                         ---------------------------------------
                                         Christopher Butler
                                         President and Chief Executive Officer


                                     INTERNET BUSINESS ADVANTAGES, INC.


                                     By: /s/ Chester S. Barnard, Jr.
                                         ---------------------------------------
                                         Chester S. Barnard, Jr.
                                         President and Chief Executive Officer

                                                                     EXHIBIT 2.2
                                                                     -----------

                                                                 SCHEDULE 2.4(e)



                                  NOTE HOLDERS
                                  ------------


                                     PURCHASER SHARES        PURCHASER SHARES
NAME                               DELIVERED AT CLOSING       HELD IN ESCROW


Sigma Associates IV, L.P.                 56,044                   6,227

Sigma Partners IV, L.P.                  208,100                  23,112

Sigma Investors IV, L.P.                   6,569                     730

Greylock Equity Limited Partnership      315,481                  35,052

                                                                     EXHIBIT 2.2
                                                                     -----------

                                                                 SCHEDULE 6.1(h)

                                    EMPLOYEES
                                    ---------

Chester S. Barnard, Jr.

Ed Boyajian

Marc Linster

Marchai Bruchey

[Professionals and Engineers]